Exhibit 99.1
                                                                    ------------
FOR IMMEDIATE RELEASE
Contact:
Tom Daly
Hydrogen Engine Center
734-525-3855
tdaly@hydrogenenginecenter.com
------------------------------
www.hydrogenenginecenter.com
------------------------------

          Hydrogen Engine Center Participates in CDN$6 Million Project Its Generator-Sets To Convert Hydrogen Rich Gas To Electric Power

Algona, IA, September 26, 2005 - Hydrogen Engine Center, Inc. (HEC), (OTCBB; HYEG.OB) announced its participation, as a consortium member, in a CDN$6 million project to produce electrical power with almost no emissions. The five (5) member consortium led by Canadian-based Atlantic Hydrogen Inc. will develop and demonstrate a technology to convert methane to a hydrogen-rich fuel, which will feed a specially designed HEC engine/generator set to produce the electricity, greatly reducing the release of greenhouse gases.

Hydrogen Engine Center Canada Inc., HEC's Canadian subsidiary is one of the project's consortia members along with Atlantic Hydrogen Inc. of New Brunswick, the University of New Brunswick, Energy Reaction Inc. of Montreal, and PrecisionH2 Power Inc. of Montreal. HEC will deliver generator sets from 5-150 KW, controls, and technical assistance in support of the project's objectives.

The project received CDN$2 million from Sustainable Development Technology Canada (SDTC), a foundation created by the Government of Canada to develop and demonstrate clean technologies that address issues of climate change, clean air, water and soil quality. SDTC's support has been leveraged by a contribution of $CDN 4 million from consortium members.

President and Chief Technology Officer, Ted Hollinger stated, "HEC's engines, gensets and controls for the project will be developed with commercial production in mind, as has been done with the two engine designs before these. The company's engines and gensets have the unique capability to convert hydrogen-rich fuel to electric power."

Bill Stanley, Chairman of Atlantic Hydrogen Inc., agrees, "The end result will be cleaner systems for generating electricity from natural gas for use as operating power, peak-shaving power and emergency backup power for commercial buildings."

"SDTC's support is facilitating the assembly of such consortia so that we may accelerate the market success of clean technologies, and bring the derivative economic, social and environmental benefits to Canadians swiftly," said Vicky J. Sharpe, SDTC's President and CEO.

The emphasis of each of these organizations is bringing practical, economic, solutions to the market for rapid introduction and immediate use. All believe that they can hasten the process by working together.
                                     -more-


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Hydrogen Engine Center Participates in $6 Million (CDN) Project (page 2)

About Hydrogen Engine Center Inc.
---------------------------------
Hydrogen Engine Center Inc. designs, develops and manufactures internal combustion engines for the industrial and power generation markets. HEC engines are designed to use hydrogen, but may also use other fuels. Some applications for the engines are: luggage tugs for airports, pumping stations, man-lift systems, forklifts, and subterranean mining equipment. The company also builds a line of generator sets (gensets) utilizing the engines described above. When used with a generator, they can replace fuel cells today for a fraction of the cost. The President and COB of Hydrogen Engine Center Inc. is Ted Hollinger. . Mr. Hollinger was formerly Director of Power Conversion for the Ecostar Division of Ford Motor Company and formerly Power Conversion Group Vice President of Ballard Power Systems, responsible for development of hydrogen engine gensets. The Company is currently located at 602 East Fair Street, Algona, IA 50511.


About SDTC
----------
Sustainable Development Technology Canada is a foundation created by the Government of Canada that operates a $550 million fund to support the development and demonstration of clean technologies -- solutions that address issues of climate change, clean air, and water and soil quality to deliver environmental, economic and health benefits to Canadians.

An arm's length, not-for-profit corporation, SDTC fills the void in the innovation chain between research and commercialization -- helping clean technology developers move through the development and demonstration phases, in preparation for commercialization.

SDTC encourages collaboration among private, financial, academic, public sector partners and with the Government of Canada and all levels of government to build a sustainable development infrastructure in Canada.

Safe Harbor Statement
---------------------
Certain statements in this release may be deemed to be forward-looking statements and are subject to the "safe-harbor" provisions contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements may include, but are not limited to, the company's discussion of its growth strategy. Some forward-looking statements may be identified by use of such terms as "planned" "expects," "anticipates," "intends," "estimates," "believes" and words of similar import. Many important factors may cause the company's actual results to differ materially from those discussed, including without limitation, increased competition, general economic, governmental, political, and market conditions; including other risks and uncertainties described in the company's filings made from time to time with the Securities and Exchange Commission.

For Press Contact:                         For Technical Content:
Tom Daly                                   Ted Hollinger
HEC Corporate Communications               President
734-525-3855                               515-295-3178
tdaly@hydrogenenginecenter.com             thollinger@hydrogeneneginecenter.com


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